Exhibit 18

November 4, 2011

MSCI Inc.

One Chase Manhattan Plaza

New York, New York 10005

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2011, of the facts relating to the change by MSCI Inc. (the “Company”) of the date for its annual goodwill impairment test from June 1 to July 1. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to November 30, 2010. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its consolidated subsidiaries as of any date or for any period subsequent to November 30, 2010.

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York